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Exhibit 21 -- Subsidiaries of the Registrant

Name                                         State of Incorporation
----                                         ----------------------

U.S. Trucking, Inc.                                   Nevada
         Gulf Northern Transport, Inc.                Wisconsin
         Mencor, Inc.                                 Arkansas
         UST Logistics, Inc.                          Florida
         Prostar, Inc.                                South Carolina